DLA Piper LLP (US)

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April 3, 2009	Exhibit 5

Highwoods Properties, Inc.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

Re:	Registration Statement on Form S-3, filed with the Securities and Exchange Commission on April 3, 2009, relating to the Highwoods Properties, Inc. Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We are acting as counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2009 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance and sale by the Company in accordance with the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”), the prospectus for which is included in the Registration Statement (the “Prospectus”). This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

We are familiar with the proceedings taken to date by the Company with respect to the proposed issuance and sale of the Shares pursuant to the terms of the Plan. We have also examined copies of the Company’s Amended and Restated Charter (the “Charter”), the Company’s Bylaws, the Plan (as contained in the Prospectus) and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

Based upon and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares to be issued by the Company under the Plan have been duly authorized by the Company and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company’s board of directors authorizing the adoption of the Plan and the registration of the Shares, such Shares will be validly issued, fully paid and non-assessable.

Highwoods Properties, Inc.

April 3, 2009

Page Two

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement the opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinion.

2.

We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland General Corporation Law and such applicable provisions of such Constitution, and we do not express any opinion herein concerning any other laws.

3.

Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.

We assume that the issuance of the Shares, together with all outstanding shares of the Company and other issuances by the Company, will not cause the Company to issue shares of common stock in excess of the number of such shares authorized by the Company’s Charter.

5.	We assume that none of the Shares will be issued in violation of Article VI of the Charter.

6.	Our opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Company’s Registration Statement on Form S-3, filed with the Commission on the date hereof, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ DLA PIPER LLP (US)